EXHIBIT 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

 (Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended March 31,
	2014	2013
Interest income	$9,278	8,076
Interest expense	915	1,098
Net interest income	8,363	6,978
Provision for loan losses	81	149
Net interest income after provision	8,282	6,829
Non-interest income	2,077	2,507
Non-interest expense	8,672	7,091
Income before income taxes	1,687	2,245
Provision for income taxes	364	517
Net income	$1,323	1,728

Dividends per common share	$0.16	0.16

Earnings per common share:
Basic	$0.14	0.23
Diluted	0.14	0.23

Average shares outstanding:
Basic	9,288,400	7,513,101
Diluted	9,413,049	7,610,626

Selected Financial Ratios
Return on average assets	0.50%	0.76%
Return on average equity	4.47%	7.51%
Dividend payout ratio	114.29%	69.57%
Net interest margin (tax equivalent)	3.66%	3.53%

Selected Balance Sheet Items	March 31, 2014	December 31, 2013
Investment securities	$331,771	279,021

Loans	685,196	574,354
Less allowance for loan losses	3,370	3,588
Net loans	681,826	570,766

Total assets	1,133,508	932,338
Total deposits	984,514	785,761
Short-term borrowings	11,215	8,655
Long-term debt	11,580	12,102
Total shareholders’ equity	119,761	118,873

Shares outstanding at period end	9,292,226	9,287,536

Book value per share	$12.89	12.80
Tangible book value per share	9.44	11.02
Equity to assets ratio	10.57%	12.75%

Assets Under Management
LCNB Corp. total assets	$1,133,508	932,338
Trust and investments (fair value)	262,666	257,088
Loans serviced	133,504	90,343
Business cash management	5,871	5,647
Brokerage accounts (fair value)	120,768	115,745
Total assets managed	$1,656,317	1,401,161